Exhibit 10.33

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS ([***]), HAS BEEN OMITTED BECAUSE

THE INFORMATION (I) IS NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SEVENTH AMENDMENT TO SUPPLY AGREEMENT

This seventh amendment ("Seventh Amendment") to the Supply Agreement by and between MannKind Corporation ("MannKind") and Amphastar Pharmaceuticals, Inc. ("Amphastar"), originally dated July 31, 2014 and as previously amended on October 31, 2014, November  9,  2016  , April11, 2018, December 24, 2018, August 2, 2019 , and May 24, 2021, (collectively, the "Agreement"), is hereby made as of the December 22, 2023, by and between MannKind on the one hand, and on the other hand, Amphastar.

RECITALS

WHEREAS, MannKind and Amphastar entered into the Agreement pursuant to which Amphastar is to manufacture and supply the Product to MannKind, and MannKind is to purchase certain minimum quantities of the Product; and

WHEREAS MannKind and Amphastar have determined it to be mutually beneficial to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, MannKind and Amphastar hereby agree to amend the Agreement as follows:

1.Definitions. Unless otherwise defined herein, each of the capitalized terms used in this Seventh Amendment shall have the definition and meaning ascribed to it in the Agreement.
2.The definitions in Section 1 of the Agreement are amended by adding the following provisions at the end of Section 1 and not in alphabetical order:

2.1.New Section 1.16 is added as follows: "Capacity Fee" means the amount MannKind will pay to Amphastar France Pharmaceuticals (“AFP”) every calendar quarter. The "Capacity Fee" is for a full calendar quarter, including the calendar quarter that MannKind receives FDA approval for MannKind to use the Product produced with inclusion bodies that are manufactured by Amphastar. For example, if FDA approval is on Feb. 15, 2026, then the full Capacity Fee for the first calendar quarter is due in accordance with the table in Section 6.1, following which Year 1 would start on April 1, 2026.

2.2.New Section 1.17 is added as follows: "Year 1" means the year that starts on the first day of the calendar quarter after MannKind receives FDA approval to use the Product produced with inclusion bodies that are manufactured by Amphastar. For example, if such FDA approval is on February 15, then Year 1 will commence on the subsequent April 1 and will end on March 31 of the following year. Year 2, 3, and so on, will be 12-month periods that commence on each anniversary of Year 1.

3.The table in Section 6.1 of Agreement, shall be deleted and replaced in its entirety with the following:

***]		Commitment Quantities (kg)	Price (per gram)		/ Payment
No.	Period	Annual Purchase Commitment Quantities (kg)	Purchase Price (per gram)	RHI	Delivery/ Payment	Capacity Fee
1	Q1-2024	[***]	EURO [***]	Product produced with inclusion bodies manufactured by Amphastar	Q1-2024	0
2	Q2-2024	[***]	EURO [***]	Current FDA Approved Product	Q2-2024	0
3	Q3-2024	0				0
4	Q4-2024	0				0
5	Q1-2025	0				€[***]
6	Q2-2025	0				€[***]
7	Q3-2025	0				€[***]
8	Q4-2025	0				€[***]
9	Q1-2026 and each quarter until FDA approval	0				€[***]/quarter until MannKind resumes purchasing Product
10	Year 1	[***] kg per Year	EURO [***]	Product produced with inclusion bodies manufactured by Amphastar	Purchased in equal quarterly amounts	€[***] per Year, payable in equal quarterly installments
11	Year 2 to Year 5	[***] kg per Year	EURO [***]	Product produced with inclusion bodies manufactured by Amphastar	Purchased in equal quarterly amounts	€[***] per Year, payable in equal quarterly installments
12	Year 6 to Year 9	[***] kg per Year for Year 6-8; [***] kg per Year in Year 9	EURO [***]	Product produced with inclusion bodies manufactured by Amphastar	Purchased in equal quarterly amounts	€[***] per Year, payable in equal quarterly installments

4.Section 10.1 of the Agreement shall be extended until the later of (a) December 31, 2035 or (b) until the completion of total Purchase Commitment Quantities as provided in the table of Section 6.1. All other terms and conditions in Section 10.1 shall remain in full force and effect.

5.Final Agreement. From and after the execution of this Seventh Amendment, all references in the Agreement (or in the Seventh Amendment) to "this Agreement," "hereof," "herein," "hereto," and similar words or phrases shall mean and refer to the Agreement as amended by this Seventh Amendment. The Agreement as amended by this Seventh Amendment constitutes the entire agreement by and between the Parties as to the subject matter hereof. Except as expressly modified by this Seventh Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of MannKind and Amphastar has caused this Seventh Amendment to be executed by their duly authorized officers.

/s/Steven B. Binder	/s/ Jacob Liawatidewi
MannKind Corporation By: /s/Michael Castagna Name: Michael Castagna Title: Chief Executive Officer	Amphastar Pharmaceuticals, Inc. By: /s/ Jacob Liawatidewi Name: Jacob Liawatidewi Title: EVP Corporate Administration